Exhibit 5.1

November 21, 2018

PeerStream, Inc.

122 East 42nd Street

New York, NY 10168

Re:	PeerStream, Inc.
Registration Statement on Form S-1, Registration No. 333-226003

Ladies and Gentlemen:

We have acted as counsel to PeerStream, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1, Registration No. 333-226003 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 29, 2018, as thereafter amended or supplemented. The Registration Statement relates to the registration of the proposed offer and sale of a maximum aggregate offering price of $17,940,000 of units (the “Units”), with each Unit being comprised of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock” and each such share of Common Stock, a “Share” and collectively, the “Shares”) and one warrant (each, a “Warrant” and collectively, the “Warrants”) to purchase one share of Common Stock (the shares issuable upon exercise of the Warrants, the “Warrant Shares”). The Units, the Shares, the Warrants and the Warrant Shares are collectively referred to as the “Securities.”

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Certificate of Incorporation and Amended and Restated By-Laws of the Company, both as amended through March 12, 2018; (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Securities and related matters; (iii) the Registration Statement and all exhibits included or incorporated by reference thereto; (iv) the form of Underwriting Agreement (the “Underwriting Agreement”) to be entered into with the underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement; (v) a certificate executed by an officer of the Company, dated as of the date hereof; (vi) the form of the Warrant and (vii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto and the Units and the Warrants have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Units and the Warrants will be valid and legally binding obligations of the Company.

2.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto and the Shares have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

3.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto, the Warrants have been duly executed by the Company and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Warrant Shares will have been duly authorized, and if, as and when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth herein, we have assumed that, at the time of the sale of the Units, (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will remain effective; (ii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement will have been issued; (iii) the prospectus contained in the Registration Statement and any required prospectus supplement will have been delivered to the purchaser of the Units as required in accordance with applicable law; (iv) the resolutions of the Board of Directors of the Company referred to above will not have been modified or rescinded; and (v) there will not have been a change in the law affecting the authorization, execution, delivery or validity of the Securities or fully paid status of the Shares and Warrant Shares.

In addition, the opinions expressed herein as to the validity and legally binding obligation of the Units and the Warrants are subject to and qualified and limited (i) by applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; and (iii) by general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP